                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           American Healthcorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           AMERICAN HEALTHCORP LOGO
                           One Burton Hills Boulevard
                           Nashville, Tennessee 37215

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of American Healthcorp, Inc.:

     The Annual Meeting of Stockholders of American Healthcorp, Inc., a Delaware corporation (the "Company"), will be held at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, at 9:00 a.m., local time, on Tuesday, January 21, 1997 for the following purposes:

     (1) To elect two (2) directors, to hold office for a term of three (3) years or until their successors have been elected and qualified; and

     (2) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

     The proxy statement and form of proxy accompanying this Notice are being mailed to stockholders on or about December 17, 1996. Only stockholders of record at the close of business on November 25, 1996 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                            By Order of the Board of Directors

                                            /s/ THOMAS G. CIGARRAN
                                            ------------------------------------
                                            Thomas G. Cigarran

                                            Chairman
December 17, 1996

                           AMERICAN HEALTHCORP, INC.
                           One Burton Hills Boulevard
                           Nashville, Tennessee 37215

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                           TUESDAY, JANUARY 21, 1997

     The enclosed proxy is solicited by the Board of Directors on behalf of American Healthcorp, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, January 21, 1997, at 9:00 a.m., local time, at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of the proxy, this Proxy Statement and the attached Notice are being sent to stockholders on or about December 17, 1996.

     Proxies may be solicited by the Company's officers or employees personally or by mail, telephone or telegraph. All costs of this solicitation will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

     Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

     A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

     Each share of the Company's common stock, $.001 par value (the "Common Stock") issued and outstanding on the record date, November 25, 1996, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of November 25, 1996, there were outstanding 8,008,140 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of the Company's Common Stock, its only voting security, and with respect to the beneficial ownership of the Company's Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. The information set forth below is based on ownership information received by the Company as of November 19, 1996. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                                    AMOUNT OF
                                                                   COMMON STOCK       PERCENT OF
                          NAME AND ADDRESS                         BENEFICIALLY       OUTSTANDING
                         OF BENEFICIAL OWNER                         OWNED(1)       COMMON STOCK(1)
    -------------------------------------------------------------  ------------     ---------------
    Pioneering Management Corp...................................      785,900(2)         9.81%
      60 State Street
      Boston, MA 02109
    Waddell & Reed, Inc..........................................      527,000(3)         6.58
      6300 Lamar Avenue
      Post Office Box 29217
      Shawnee Mission, Kansas 66201-9217
    Thomas G. Cigarran****.......................................      703,671(4)         8.69
      One Burton Hills Blvd.
      Nashville, TN 37215
    Henry D. Herr****............................................      439,355(5)         5.45
      One Burton Hills Blvd.
      Nashville, TN 37215
    James A. Deal***.............................................      373,179(6)         4.62
    Robert E. Stone***...........................................      262,140(7)         3.26
    William C. O'Neil, Jr.**.....................................      143,240(8)         1.79
    Martin J. Koldyke**..........................................       69,541(9)            *
    David A. Sidlowe***..........................................       41,171(10)           *
    C. Warren Neel**.............................................       14,431(11)           *
    Frank A. Ehmann**............................................       13,081(12)           *
    All directors and executive officers as a
      group (9 persons)..........................................    2,059,809(13)       24.73

---------------
   * Indicates ownership of less than one percent of the Company's outstanding Common Stock.
  ** Director of the Company
 *** Named Executive Officer
**** Director and Named Executive Officer

 (1) Pursuant to the rules of the Commission, certain shares of the Company's Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of the Company which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
 (2) Information with respect to stock ownership is based upon the Schedule 13G dated January 3, 1996 filed with the Commission.
 (3) Information with respect to stock ownership is based upon the Schedule 13G dated February 14, 1996 filed with the Commission.
 (4) Includes 1,500 shares held in trust for the benefit of Mr. Cigarran's children and 88,337 shares issuable upon the exercise of outstanding options.
 (5) Includes 4,725 shares owned by Mr. Herr's daughter and 55,920 shares issuable upon the exercise of outstanding options.
 (6) Includes 11,625 shares owned by Mr. Deal's children and 70,403 shares issuable upon the exercise of outstanding options.
 (7) Includes 43,331 shares issuable upon the exercise of outstanding options.
 (8) Includes 7,500 shares issuable upon the exercise of outstanding options.
 (9) Includes 3,438 shares owned by an affiliate of Mr. Koldyke. Also includes 7,500 shares issuable upon the exercise of outstanding options held by Mr. Koldyke.
(10) Includes 24,675 shares issuable upon the exercise of outstanding options.
(11) Includes 12,000 shares issuable upon the exercise of outstanding options.
(12) Includes 12,000 shares issuable upon the exercise of outstanding options.
(13) Includes 321,666 shares issuable upon the exercise of outstanding options.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term and until his successor is elected and qualified. The two directors to be elected at the 1997 Annual Meeting will serve until the Annual Meeting of Stockholders in 2000 (the "Class III" directors), two directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 1998 (the "Class I" directors), and two directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 1999 (the "Class II" directors).

     Unless contrary instructions are received, shares of voting securities of the Company represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

     A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

     The following persons are the nominees for election to serve as Class III directors. Both nominees are presently directors of the Company. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

                           CLASS OF
                           DIRECTOR;
                        ANNUAL MEETING
                           AT WHICH
                           TERM WILL
   NAME OF DIRECTOR         EXPIRE                      BACKGROUND INFORMATION
----------------------- --------------- ------------------------------------------------------
Henry D. Herr              III; 2000    Mr. Herr, 50, has served as Executive Vice President
                                          of Finance and Administration and Chief Financial
                                          Officer of the Company since February 1986 and as a
                                          director since 1988. Mr. Herr also is a director of
                                          AmSurg. Mr. Herr served as Senior Vice President of
                                          Finance and Administration and Chief Financial
                                          Officer of the Company from its founding in
                                          September 1981 until February 1986.
Martin J. Koldyke          III; 2000    Mr. Koldyke, 64, has been a director since 1981. Mr.
                                          Koldyke has been a general partner of Frontenac
                                          Company, a venture capital management partnership,
                                          since 1971. Mr. Koldyke also is a director of Rand
                                          McNally & Company and GenDerm Corporation, Inc., a
                                          former Chairman of the Illinois Health Finance
                                          Authority, a Trustee of WTTW Channel 11, Chicago, a
                                          Trustee of Northwestern University, a Trustee of the
                                          Brookings Institution and Chairman Emeritus of the
                                          Golden Apple Foundation for Excellence in Teaching.

     The following four persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to the Company by the individuals named.

                           CLASS OF
                           DIRECTOR;
                        ANNUAL MEETING
                           AT WHICH
   NAME OF DIRECTOR      TERM EXPIRES                   BACKGROUND INFORMATION
----------------------- --------------- ------------------------------------------------------
Frank A. Ehmann             I; 1998     Mr. Ehmann, 62, has been a director of the Company
                                          since September 1991. Mr. Ehmann was a partner of
                                          RCS Health Care Partners Ltd., an affiliate of
                                          Robertson Stephens Co., from 1990 to 1994. From 1987
                                          to 1989, he was President and Chief Operating
                                          Officer of United Stationers, Inc. He served as
                                          President and Co-Chief Operating Officer of
                                          Baxter-Travenol Laboratories, Inc. from 1986 to
                                          1987, and as President and Chief Operating Officer
                                          of American Hospital Supply Corporation in 1985,
                                          when it merged with Baxter-Travenol. Mr. Ehmann also
                                          serves as a director of Kinetic Concepts, Inc., SPX
                                          Corp and AHA Investment Funds.
William C. O'Neil, Jr.      I; 1998     Mr. O'Neil, 62, has served as a director of the
                                          Company since 1985. Mr. O'Neil is the founder,
                                          Chairman, President and Chief Executive Officer of
                                          ClinTrials Research, Inc., a pharmaceutical clinical
                                          research services company. Prior thereto, Mr. O'Neil
                                          was Chairman, President and Chief Executive Officer
                                          of International Clinical Laboratories, Inc., a
                                          national laboratory testing company. Mr. O'Neil is
                                          also a Director of Atrix Laboratories, Inc.,
                                          Advocat, Inc., Sigma Aldrich Corporation and Central
                                          Parking Corporation.
Thomas G. Cigarran         II; 1999     Mr. Cigarran, 54, has served as Chairman, President
                                          and Chief Executive Officer of the Company since
                                          September 1988 and as a director since 1981. Mr.
                                          Cigarran also is Chairman and Chief Executive
                                          Officer of AmSurg Corp. ("AmSurg"). Mr. Cigarran
                                          served as President and Chief Operating Officer of
                                          the Company from its founding in September 1981
                                          until September 1988. Mr. Cigarran is also a
                                          director of ClinTrials Research, Inc.
Dr. C. Warren Neel         II; 1999     Dr. Neel, 57, has been a director since October 1991.
                                          Since 1977, Dr. Neel has served as Dean of the
                                          College of Business Administration at The University
                                          of Tennessee in Knoxville. Dr. Neel is also a
                                          director of Proffitt's, Inc., O'Charley's, Inc. and
                                          Clayton Homes, Inc.

     The Board of Directors of the Company held seven meetings during the fiscal year ended August 31, 1996. The Board of Directors has Nominating, Audit and Compensation Committees. The Audit Committee is comprised of Messrs. Ehmann, Koldyke, O'Neil and Dr. Neel. The Audit Committee meets with the Company's independent auditors to review the Company's consolidated financial statements. It is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Audit Committee held one meeting during fiscal 1996.

     The Compensation Committee is responsible for the periodic review of management's compensation and administration of the Company's compensation plans. The Compensation Committee consists of Messrs. Ehmann, Koldyke and Dr. Neel. The Compensation Committee held two meetings during fiscal 1996.

     The Nominating Committee consists of Messrs. Cigarran, O'Neil and Dr. Neel. The Nominating Committee recommends to the Board of Directors nominees for election to the Board. The Nominating Committee will consider nominees recommended by the Company's stockholders provided such proposed nominations are submitted to the Company in the manner and within the time limits for stockholder proposals as set forth on page 16 of this Proxy Statement. The Nominating Committee held one meeting during fiscal 1996.

     Each of the incumbent directors of the Company attended at least 75% of the aggregate of the total number of meetings held during fiscal 1996 by the Board of Directors and any committees.

                             EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years 1996, 1995 and 1994 for the Company's Chief Executive Officer and the persons who, at the end of fiscal 1996, were the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------
                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                        ANNUAL COMPENSATION             AWARDS
                                                      ------------------------       ------------          ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR       SALARY($)       BONUS($)        OPTIONS(#)        COMPENSATION(1)
----------------------------------------------------------------------------------------------------------------------
Thomas G. Cigarran.....................    1996       $286,250        $100,188          25,000              $22,168(2)
  Chairman of the Board, President,        1995        275,250          96,338          22,000               52,604
    Chief Executive Officer                1994        267,750               0               0               10,570
Henry D. Herr..........................    1996        235,200          82,320          12,500               17,685(3)
  Executive Vice President-Finance and     1995        226,160          79,156          12,500               41,064
    Administration, Chief Financial        1994        220,000               0               0                8,400
    Officer, Secretary
James A. Deal..........................    1996        224,500          76,965          17,500               17,585(4)
  Executive Vice President, President      1995        215,880          75,558          10,000               41,067
    of Diabetes Treatment Centers of       1994        210,000               0               0                8,320
    America, Inc. ("DTCA")
Robert E. Stone........................    1996        163,800          56,203          12,500               16,716(5)
  Vice President, Executive Vice           1995        157,540          55,139          10,000               32,605
    President of DTCA                      1994        153,250               0               0                8,325
David A. Sidlowe.......................    1996        120,400          31,304           4,500               10,696(6)
  Vice President, Controller               1995        115,750          31,253               0               22,632
                                           1994        111,300               0           4,500                5,190
----------------------------------------------------------------------------------------------------------------------

(1) Includes $3,600 per year automobile allowance for each Named Executive Officer and excludes awards to the Company's Corporate and Subsidiary Officer Capital Accumulation Plan (the "Capital Accumulation Plan") earned for the period January 1, 1996 through August 31, 1996, which will be contributed by the Company on December 31, 1996, provided the executive is still employed by the Company on that date.
(2) Includes $10,918 contributed by the Company to the Capital Accumulation Plan, $3,295 contributed by the Company to the Company's Retirement Savings Plan (the "401(k) Plan") and $4,355 in life insurance premiums paid by the Company on behalf of Mr. Cigarran.
(3) Includes $8,971 contributed by the Company to the Capital Accumulation Plan, $3,294 contributed by the Company to the 401(k) Plan and $1,820 in life insurance premiums paid by the Company on behalf of Mr. Herr.
(4) Includes $8,563 contributed by the Company to the Capital Accumulation Plan, $3,292 contributed by the Company to the 401(k) Plan and $2,130 in life insurance premiums paid by the Company on behalf of Mr. Deal.
(5) Includes $6,248 contributed by the Company to the Capital Accumulation Plan and $3,293 contributed by the Company to the 401(k) Plan and $3,575 in life insurance premiums paid by the Company on behalf of Mr. Stone.
(6) Includes $4,592 contributed by the Company to the Capital Accumulation Plan and $2,504 contributed by the Company to the 401(k) Plan on behalf of Mr. Sidlowe.

                              OPTION GRANTS TABLE

     The following table provides information as to options granted to the Named Executive Officers during fiscal 1996. No separate stock appreciation rights ("SARS") were granted during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF STOCK
                                                                                                        PRICE APPRECIATION
                                                                                                          FOR OPTION TERM
----------------------------------------------------------------------------------------------------------------------------------
                                                         %OF TOTAL
                                                         OPTIONS
                                         OPTIONS        GRANTED TO      EXERCISE OR
                                        GRANTED(1)     EMPLOYEES IN     BASE PRICE      EXPIRATION
                 NAME                      (#)         FISCAL YEAR        ($/SH)           DATE         5%($)        10%($)
----------------------------------------------------------------------------------------------------------------------------------
Thomas G. Cigarran....................    25,000           11.47%          $6.44         09/25/05      $101,252     $256,593
Henry D. Herr.........................    12,500            5.74            6.44         09/25/05        50,626      128,296
James A. Deal.........................    17,500            8.03            6.44         09/25/05        70,876      179,615
Robert E. Stone.......................    12,500            5.74            6.44         09/25/05        50,626      128,296
David A. Sidlowe......................     4,500            2.07            6.44         09/25/05        18,225       46,187
----------------------------------------------------------------------------------------------------------------------------------

(1) All options granted to the Named Executive Officers generally vest at the rate of 25% per year over a four year period beginning on the date of the grant. If there is a change in control or a potential change in control (as defined in the 1991 Employee Stock Incentive Plan (the "1991 Plan")), any stock options which are not then exercisable, in the discretion of the Board, may become fully exercisable and vested, and stock options will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price, as defined in the 1991 Plan.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information as to options exercised by the Named Executive Officers during fiscal 1996. None of the Named Executive Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of the record date. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any existing stock options and the year-end price of the Company's Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES


------------------------------------------------------------------------------------------------------------------------------
                                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                        OPTIONS AT FISCAL              OPTIONS AT FISCAL
                                         SHARES                            YEAR-END(#)                    YEAR-END($)
                                       ACQUIRED ON      VALUE      ----------------------------   ----------------------------
                NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
Thomas G. Cigarran...................          0             0        76,587          56,500        $ 50,110       $ 175,875
Henry D. Herr........................          0             0        49,670          29,375        $110,729       $  92,156
James A. Deal........................          0             0        63,528          34,375        $210,586       $ 107,925
Robert E. Stone......................          0             0        37,706          24,687        $136,319       $  85,125
David A. Sidlowe.....................          0             0        23,550           7,875        $ 97,478       $  31,928
------------------------------------------------------------------------------------------------------------------------------

DIRECTORS COMPENSATION

     Directors who are officers or employees of the Company receive no compensation, as such, for serving as members of the Board. Directors who are not officers or employees of the Company ("Outside Directors") receive (i) a $10,000 annual cash retainer; and (ii) pursuant to the 1996 Stock Incentive Plan, a restricted stock award of that number of shares of Common Stock with a fair market value (as defined in the 1996 Stock Incentive Plan) of $10,000, which are awarded on the date of each Annual Meeting of Stockholders. The dollar value of the annual restricted stock award to Outside Directors will be adjusted annually by the percentage change from the previous year in the Consumer Price Index, Urban Wage Earners and Clerical Workers (1982-1984=100), All Cities Average (the "Consumer Price Index"); provided, however, the annual increase shall in no event be more than 6%. The Company may also grant options to Outside Directors pursuant to the Discretionary Stock Option Plan for Outside Directors.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with all of its executive officers. The employment agreements, as amended and restated (the "Agreements"), with Messrs. Cigarran, Herr, Deal and Stone currently expire in August 1999, but contain a provision that automatically extends the term for one year on each successive anniversary date of the Agreements (so that the term on such anniversary date will always be three years) unless canceled by the Company. In addition, the Agreements are renewable for an additional five years at each executive's option upon the acquisition (as defined in the Agreements) of the Company by another entity and provide that upon such an acquisition the executive may resign and receive up to 30 months of his base salary in a lump-sum payment. The Agreements provide that if the Company elects not to extend the executive's employment or to otherwise terminate the executive without just cause as defined in the Agreements, the executive will receive his base salary, reduced by any salary earned by the executive from another employer, plus certain benefits for a period of the greater of two years or the remaining term of the respective Agreement. The Agreements also provide for certain payments upon disability of the executive and require the Company to purchase a term life insurance policy on each executive's life in a minimum amount of $500,000 which is payable to the executive's estate or beneficiaries upon his death. The Agreements contain restrictive provisions relating to the use of confidential information and competing against the Company within one year after termination of the executive's employment. The Agreements expire in all respects on the date the executive becomes 65 years of age.

     The Company's employment agreement with David A. Sidlowe, the Company's Vice President and Controller, currently expires in June 1998, but contains a provision that automatically extends the term for an additional two years on the first and each successive anniversary date of the agreement unless canceled by the Company. The agreement provides that if the Company elects not to extend Mr. Sidlowe's employment, he will be considered to have been terminated without just cause and will receive his base salary, reduced by any salary earned from another employer, plus certain benefits for the remaining term of the agreement.

COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its stockholders.

Compensation Philosophy and Policies for Executive Officers

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policies should be:

     - to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, while maintaining compensation within levels that are consistent with the Company's annual budget, financial objectives and operating performance;

     - to provide appropriate incentives for executives to work towards the achievement of the Company's annual financial performance and business goals based on the Company's annual budget; and

     - to more closely align the interests of executives with those of stockholders and the long-term interests of the Company by providing long-term incentive compensation in the form of non-qualified stock options or other equity-based long-term incentive compensation.

     The Compensation Committee believes that the Company's executive compensation policies should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget and its position within the health care services industry, as well as the compensation policies of similar companies in the health care services business. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

     In reviewing the comparability of the Company's executive compensation policies, the Compensation Committee reviews executive compensation for other comparable companies. Some of the comparable companies the Compensation Committee reviews are included among the Composite Group used in the Performance Graph presented in this proxy statement, but in light of factors that are unique to the Company, the Compensation Committee believes that, while the Company competes generally with such other health care service companies, DCTA's position as the leading provider of diabetes treatment services to hospitals and physicians in the United States, DCTA's leadership position in the developing market for diabetes population management products for managed care payors and the Company's direct involvement through its rapidly growing majority owned subsidiary, AmSurg, in the development of its innovative method of delivery for certain surgical procedures, provide unique circumstances, and these differences are important factors which the Compensation Committee expects to consider in determining executive compensation and in analyzing comparable financial performance.

     The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

Compensation of Executive Officers

     The Compensation Committee believes that the compensation of executive officers should be comprised of base compensation, annual incentive compensation and intermediate and long-term incentive compensation and has applied the policies described herein to fiscal 1996 compensation for executive officers as described below.

     Base Compensation. Base compensation for executive officers of the Company is based on the terms of employment agreements between the Company and the executives. These agreements provide for a minimum base salary adjusted for increases in the Consumer Price Index and such other increases as the Compensation Committee shall determine to be appropriate. In determining whether an increase in base compensation for the executive officers was appropriate for fiscal 1996, the Compensation Committee reviewed recommendations of management and consulted with the Chief Executive Officer. The Compensation Committee subjectively determined on the basis of discussions with the Chief Executive Officer and its experience in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive and the performance of the Company. As a result of this review, the Compensation Committee awarded an increase in the annual base compensation for executive officers in fiscal 1996 of 4%, which included the minimum raise of 2.9% mandated by the employment agreements with the executive officers. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied in reaching its base compensation decisions.

     Annual Incentive Compensation. The Compensation Committee considers that compensation should be mainly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses awarded under the Bonus Plan under which cash awards can be granted to executive officers based upon: (a) the extent to which actual earnings of the Company during a fiscal year compare to the earnings targets approved by the Compensation Committee for such fiscal year and (b) the Compensation Committee's overall evaluation of progress made toward managed care market penetration by DCTA. These two elements of annual incentive compensation were weighted in determining incentive compensation for fiscal 1996 so that one-third of any award was based on achievement of earnings targets and two-thirds was based on managed care market penetration. For fiscal 1996, the amount of any award varied with the percentage of actual earnings per share before any non-recurring adjustments, to target earnings per share, and ranged from 4% of an executive's base salary if 95% of target earnings per share were achieved to a maximum of 22.5% if 115% or more of target earnings per share were achieved. Achievement of 100% of target earnings per share would result in a cash award of 10% of base compensation. If actual earnings per share were less than 95% of target earnings per share, no bonus would be paid under the Bonus Plan. Earnings per share for fiscal 1996, excluding the positive impact of the non-recurring positive effect on income tax expense associated with the Company's successful settlement of its IRS audit matters, were $0.31 per share, which was below the minimum earnings required and therefore no bonus was awarded to any executive officer under this portion of the annual incentive plan. For fiscal 1996, the Compensation Committee established an award range of from 7.5% to 45% of base compensation for executive officers depending on progress made by DCTA in managed care market penetration as measured in terms of the number of substantive diabetes managed care contracts executed during the year. This performance target was met and the awards paid for performance against the prearranged targets for executive officers ranged from 26% to 35% of base compensation under this portion of the annual incentive plan.

     Intermediate and Long-Term Incentive Compensation. Stock options, contributions under the Company's Capital Accumulation Plan, and, as of January 1, 1996, the Company's 401(k) Plan are the principal vehicles for payment of intermediate and long-term incentive compensation. Under the Company's Capital Accumulation Plan, the Company makes contributions to the Capital Accumulation Plan on behalf of the executive officers that are based substantially on the financial performance of the Company. Prior to January 1, 1996, the Company could contribute up to 20% of the executive's base salary to the Capital Accumulation Plan based solely on the financial performance of the Company and the Company also made a matching contribution equal to 25% of the executive's voluntary salary contribution to the Plan up to a maximum of 1.5% of the executive's base salary. Prior to January 1, 1996, executive officers could not participate in the Company's 401(k) Plan. However, the Compensation Committee approved the participation of the executive officers in the 401(k) Plan effective as of January 1, 1996. The 401(k) Plan provides for a matching contribution by the Company of 52% of the participant's voluntary salary contributions with the Company's contribution limited to the lesser of 3.12% of the executive officer's salary and an annual maximum Company contribution for calendar 1996 of $4,940 based on a maximum voluntary salary contribution established by the U.S. Department of Labor. Because the intent of executive officer participation in the 401(k) Plan was not to increase compensation for these officers but was to allow participation by these officers in the programs available to other employees of the Company, the award schedule, effective January 1, 1996, for the Capital Accumulation Plan for Company performance was reduced by 1.5% at all award levels to adjust for the higher matching Company contribution level for voluntary salary contribution in the 401(k) Plan than in the Capital Accumulation Plan.

     Company performance contributions to the Capital Accumulation Plan for the period September 1, 1995 through December 31, 1995 and also for the period January 1, 1996 through December 31, 1996, are calculated based on actual results for fiscal 1996 compared with targeted total earnings per share. For the period September 1, 1995 through December 31, 1995, the amount of the Company performance contribution ranged from 5% of an executive's base salary if 90% of target total earnings per share for fiscal 1996 were achieved to a maximum of 20% if 115% or more of target total earnings per share were achieved. Achievement of 100% of target total earnings per share would result in a Company contribution of 10% of base salary. If actual total earnings per share were less than 90% of target total earnings per share, no Company performance contributions would be awarded. Based on actual performance for fiscal 1996 under this award schedule, each of the executive officers received a Company performance contribution equal to 10% of his base salary for the period September 1, 1995 through December 31, 1995. For the period January 1, 1996 through December 31,

1996, the amount of the Company performance contribution ranges from 3.5% of an executive's base salary if 90% of target total earnings per share for fiscal 1996 were achieved to a maximum of 18.5% if 115% or more of target total earnings per share were achieved. Achievement of 100% of target total earnings per share would result in a Company performance contribution of 8.5% of base salary. If actual total earnings per share were less than 90% of target total earnings per share, no Company performance contributions would be awarded. Based on actual performance for fiscal 1996 under this award schedule, each of the executive officers earned a Company performance contribution equal to 8.5% of his base salary for the period January 1, 1996 through December 31, 1996 which award will be contributed to the executive officer's Capital Accumulation Plan account on December 31, 1996 provided that the executive officer is still employed by the Company on that date. The Company's contributions vest equally over four years and are paid out upon the earlier of (1) an executive's termination of employment, (2) retirement or (3) upon a date selected at the beginning of each Capital Accumulation Plan year by the executive, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. During the period January 1, 1996 through August 31, 1996, the Company made a matching contribution into the Company's 401(k) Plan on behalf of each executive officer based on the lesser of 3.12% of base salary or $3,293. Approximately 29% of this matching contribution was in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest immediately for each executive officer and are payable pursuant to the provisions of the plan.

     The Compensation Committee considers that an integral part of the Company's executive compensation program is equity-based compensation plans which align executives' long-range interests with those of the stockholders. This long-term incentive program is principally reflected in the 1991 Plan and the 1996 Stock Incentive Plan.

     The Company has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options to its executive officers annually. The Committee believes that the Company should continue to make it a part of its regular executive compensation policies to consider granting awards of non-qualified stock options to executive officers to provide long-term incentives as part of the compensation package that is reviewed annually for each executive officer. This grant should be made within guidelines established at the time of the annual review. The Company's stock option agreements generally have provided that the exercise price of each stock option was the average of the closing bid price of the Company's Common Stock on the first five trading days of the month in which the options were granted; each grant was subject to vesting conditions established at the date of grant; and stock options vested on an equal basis over a period of four years. The Committee's policy is that the material terms of stock options for executive officers should not be amended after grant.

     The Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with the interests of the Company's stockholders and, in particular, to provide only limited value (if any) in the event that the Company's stock price fails to increase over time. The Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers. These stock options are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve stockholder value by increasing this component of their compensation package, and reflect the Committee's objective to provide a greater portion of compensation for executives in the form of long-term equity-linked awards. During fiscal 1996, the Committee awarded options to purchase Common Stock at an exercise price of $6.44 per share to each of the executive officers, other than the Chief Executive

Officer, in the following amounts: Mr. Herr, 12,500; Mr. Deal, 17,500; Mr. Stone, 12,500; and Mr. Sidlowe, 4,500.

Compensation of Chief Executive Officer

     The Committee believes that the compensation of the Chief Executive Officer is consistent with its general policies concerning executive compensation and is appropriate in light of the Company's financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

     In reviewing and approving Mr. Cigarran's fiscal 1996 compensation package, the Compensation Committee subjectively took into account the Company's performance in fiscal 1995 as well as the Company's continuing efforts to meet the challenges of responding to the changing healthcare environment. Mr. Cigarran's compensation package for fiscal 1996 was directly tied to the same specific quantitative performance criteria as the other executive officers. In light of these factors, the Compensation Committee determined that Mr. Cigarran would receive an increase in his annual base compensation of 4%. In addition to his annual base salary, Mr. Cigarran received annual incentive compensation awards based on the same criteria as described above for other executive officers. Specifically, Mr. Cigarran received a bonus award equal to 35% of his annual base salary under the Bonus Plan tied to managed care penetration; a Company contribution pursuant to the Capital Accumulation Plan for the period September 1, 1995 through December 31, 1995 equal to 10% of his base salary for that period of time (in addition to the fixed matching contribution required thereunder) and earned a Company performance contribution pursuant to the Capital Accumulation Plan for the period January 1, 1996 through August 31, 1996 equal to 8.5% of his base salary for that period of time (although this award has not yet been contributed to his account); a matching contribution of $3,293 to the Company's 401(k) Plan on his behalf for the period January 1, 1996 through August 31, 1996; and a long-term stock-based incentive under the 1991 Plan, in the form of an option to purchase 25,000 shares of the Company's Common Stock at an exercise price of $6.44 per share.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and four other most highly compensated executive officers. Under IRS regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that any of the executive compensation arrangements for fiscal 1996 will result in the loss of a tax deduction pursuant to Section 162(m). The Committee expects to continue to monitor the application of Section 162(m) to executive compensation.

                                          Respectfully submitted,

                                          Frank A. Ehmann
                                          Martin J. Koldyke
                                          C. Warren Neel

                               PERFORMANCE GRAPH

     The following graph compares the total stockholder return of $100 invested on August 30, 1991 in (a) the Company, (b) the Center for Research in Security Prices ("CRSP") Index for NASDAQ Stock Market (U.S. Companies) ("NASDAQ Stock Index") and (c) the CRSP Index for NASDAQ Health Services Stocks ("NASDAQ Health Services Index"), assuming the reinvestment of all dividends.

                           AMERICAN HEALTHCORP, INC.
                      COMPARATIVE CUMULATIVE TOTAL RETURNS

      MEASUREMENT PERIOD                                         NASDAQ HEALTH
    (FISCAL YEAR COVERED)            AMHC        NASDAQSTOCKS      SERVICES
8/30/91                                  100.0           100.0           100.0
8/31/92                                  177.3           108.5           113.9
08/31/93                                 170.5           143.1           124.3
08/31/94                                  90.3           148.9           159.6
08/31/95                                  80.1           200.5           171.3
08/31/96                                 150.0           226.2           223.3

Notes:
A. The lines represent annual index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalisation on the previous trading day.
C. If the monthly Interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 08/30/91.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 30, 1992, the Company entered into an agreement with AmSurg, pursuant to which Thomas G. Cigarran and Henry D. Herr serve as the President and Chief Executive Officer and Chief Financial Officer, respectively, of AmSurg. Mr. Cigarran no longer serves as the President of AmSurg and Mr. Herr no longer serves as Chief Financial Officer of AmSurg; however, Mr. Cigarran continues to serve as Chairman of the Board and Chief Executive Officer. For fiscal 1996, the Company was paid approximately $109,112 by AmSurg for these services. Mr. Cigarran and Mr. Herr, individually, receive no direct compensation for serving in these capacities. Pursuant to the agreement, the Company also provides certain administrative, accounting and financial services to AmSurg with respect to the corporate office operations and each of the ambulatory surgery centers and physician practices managed by AmSurg. The Company is paid approximately $4,400 per year for each center and approximately $8,800 per year for the corporate office, and each physician practice, subject to annual adjustment. For fiscal 1996, the Company was paid $94,243 for these services. The agreement with respect to the services of Messrs. Cigarran and Herr will terminate upon the earliest of (a) such time as AmSurg hires a chief executive officer and chief financial officer, (b) December 31, 1996 and (c) the parties' mutual agreement. The agreement with respect to administrative, accounting and financial services will terminate upon the earlier of (x) December 31, 1996 and (y) the parties' mutual agreement. It is expected that new agreements will be entered into on or about December 31, 1996 pursuant to which the Company will continue to provide to AmSurg administrative, accounting and financial services and the services of Mr. Cigarran.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended August 31, 1996, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche, LLP, which was the Company's independent accountant for fiscal 1996, has been selected as the independent public accountant of the Company for the 1997 fiscal year. The Company has been informed that representatives of Deloitte & Touche, LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

                     DEADLINE FOR SUBMISSION OF STOCKHOLDER
                        PROPOSALS TO BE PRESENTED AT THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal intended to be presented for action at the 1998 Annual Meeting of Stockholders by any stockholder of the Company must be received by the Secretary of the Company not later than August 19, 1997, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1998 Annual Meeting of Stockholders. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted as present only for the purposes of determining a quorum. Abstentions and "non-votes" will not be counted either for or against the election of directors. Abstentions will be treated as votes against and "non-votes" will have no effect on the outcome of proposals presented to stockholders other than election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                                 MISCELLANEOUS

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1996 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO HENRY D. HERR, SECRETARY, AMERICAN HEALTHCORP, INC., ONE BURTON HILLS BOULEVARD, NASHVILLE, TENNESSEE 37215. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST.

Date: December 17, 1996.

                                                                      APPENDIX A

                                   P R O X Y
                           AMERICAN HEALTHCORP, INC.

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 21, 1997.

    The undersigned hereby appoints Thomas G. Cigarran and Henry D. Herr, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Stockholders of American Healthcorp, Inc. to be held at the SunTrust Center, 5th Floor Auditorium, 424 Church Street, Nashville, Tennessee 37219, on January 21, 1997, at 9:00 a.m., local time, and any adjournments thereof.

PROPOSAL 1: ELECTION OF DIRECTORS:

    [ ] FOR all of the following nominees (except as indicated to the contrary below):

        Mr. Herr, Mr. Koldyke

        WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

     ---------------------------------------------------------------------------

    [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

    IN THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT THEREOF.

        IMPORTANT: PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors.

                     Date: ____________________ .
                                                         PLEASE SIGN HERE
                                                        AND RETURN PROMPTLY

                                                   -----------------------------

                                                   -----------------------------

                                                   Please sign exactly as your
                                                   name appears at left. If
                                                   registered in the names of
                                                   two or more persons, each
                                                   should sign. Executors,
                                                   administrators, trustees,
                                                   guardians and attorneys
                                                   should show their full
                                                   titles. If a corporation is
                                                   stockholder, the corporate
                                                   officer should sign in full
                                                   corporate name and title,
                                                   such as President or other
                                                   officer. If a partnership is
                                                   stockholder, please sign in
                                                   partnership name by
                                                   authorized person.

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